Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT SELECTS PRATT & WHITNEY PUREPOWER® PW1100G ENGINES

TO POWER UP TO 50 AIRBUS A320NEO AIRCRAFT FAMILY

     NEW YORK & PARIS – June 21, 2011 – CIT Group Inc. (NYSE: CIT), a global leader in transportation finance, today announced from the 49th International Paris Air Show that CIT Aerospace has selected Pratt & Whitney PurePower PW1100G engines for its order of the Airbus A320neo family aircraft. The deal includes 60 PW1100G engines and options for up to 40 additional engines installed on aircraft. Deliveries are scheduled to start in 2016. Pratt & Whitney is a division of United Technologies Corp. (NYSE:UTX).

     “The purchase of these PurePower engines for our new A320neo aircraft supports our vision to offer the most modern, technologically advanced fleets in the industry,” said Jeff Knittel, President of Transportation Finance at CIT. “Our customers’ success depends on fuel-efficient, dependable engines and we continue to expand our portfolio to meet the demands of our customer base.”

     Each CIT Aerospace Pratt and Whitney-powered neo family aircraft will be powered by two PurePower PW1100G engines with benefits including double-digit reductions in fuel burn, environmental emissions, engine noise and operating costs when compared with today’s engines.

     “We are proud that CIT Aerospace, a leading aircraft lessor, selected the PurePower engine to power its A320neo aircraft fleet," said Todd Kallman, Pratt & Whitney Commercial Engines & Global Services president. “The compelling fuel burn and environmental advantages of the engine make it appealing to airline customers, especially now with rising costs and shrinking profits.”

     The PurePower engine uses an advanced gear system allowing the engine’s fan to operate at a different speed than the low-pressure compressor and turbine. The combination of the gear system and an all-new advanced core delivers the fuel efficiency and environmental benefits.

     CIT Aerospace provides leasing and financing packages – including operating leases and structuring and fleet management services – for commercial airlines worldwide. CIT Aerospace owns or finances a fleet of approximately 300 commercial aircraft and serves approximately 115 customers in 55 countries.

     Pratt & Whitney is a world leader in the design, manufacture and service of aircraft engines, space propulsion systems and industrial gas turbines. United Technologies, based in Hartford, Conn., is a diversified company providing high technology products and services to the global aerospace and building industries.

About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries, as well as financial institutions. www.cit.com/aerospace

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. It provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

This release includes "forward looking statements" concerning future business opportunities and other matters involving this engine that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include changes in the health of the global economy and the strength of end market demand in the aerospace industry; as well as company specific items including the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies including this engine, and new products including the engine discussed in this press release; and delays and disruption in delivery of materials and services from suppliers. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC's SEC filings as submitted from time to time, including but not limited to, the information included in UTC's 10-K and 10-Q Reports under the headings "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Cautionary Note Concerning Factors that May Affect Future Results," as well as the information included in UTC's Current Reports on Form 8-K.

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CIT MEDIA RELATIONS:
CIT - Paris
Abby Cohn
Manager
917-208-1517
abby.cohn@cit.com

CIT – USA
C. Curtis Ritter
Director of Corporate Communications
973-740-5390
curt.ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
212-771-9650
ken.brause@cit.com

Pratt & Whitney
Katy Padgett
Commercial Engines & Global Services
+1-860-324-6121
kathleen.padgett@pw.utc.com

For more information on the Pratt & Whitney PurePower engine, visit www.purepowerengines.com
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